Exhibit 99.1

             SPECTRUM CONTROL APPOINTS NEW DIRECTOR TO ITS BOARD

    FAIRVIEW, Pa., June 26 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced the appointment of Scott D. Krentzman to its Board of Directors.

    Mr. Krentzman currently serves as a Director of Advanced Management Associates, a consulting and investment firm based in Chestnut Hill, Massachusetts. Prior to joining the firm in 2002, Mr. Krentzman held various senior management and marketing positions with Heroix Corporation and Stratus Computer, and senior engineering positions with Raytheon Company and Textron Defense Systems. He received his undergraduate degree in Electrical Engineering from Northeastern University, an MS degree in Electrical Engineering from the California Institute of Technology, and an MBA from the MIT Sloan School of Management. Mr. Krentzman, age 39, currently resides in West Newton, Massachusetts.

    Gerald A. Ryan, Chairman of the Company's Board of Directors, commented, "Scott Krentzman possesses a broad range of business and investment experience. With his expertise in engineering and finance, he will undoubtedly be a valuable addition to our existing nine member Board of Directors. I look forward to working with Scott, as well as our other Directors, in our continuing commitment to dynamic growth for Spectrum Control," Mr. Ryan concluded.

    About Spectrum Control

    Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

    For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

SOURCE  Spectrum Control, Inc.
    -0-                             06/26/2006
    /CONTACT: Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http://www.spectrumcontrol.com /